Exhibit 5.1

February 11, 2025

Perimeter Solutions, Inc.,
8000 Maryland Ave., Suite 350,
Clayton, Missouri 63105

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 1 (the “Amendment”) to the registration statement on Form S-3 (File No. 333-270579) (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale, from time to time, of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Perimeter Solutions, Inc., a Delaware corporation (the “Company”) by the selling stockholders listed in the Registration Statement of up to 126,097,150 shares of Common Stock of the Company, comprised of (a) up to 76,527,200 shares of Common Stock (the “Private Placement Shares”) issued in a private placement pursuant to subscription agreements with certain institutional investors, investors affiliated with SK Invictus Holdings S.à.r.l. (“SK Holdings”), certain individual accredited investors, and certain members of our management and our directors in connection with the business combination among us, EverArc Holdings Limited (“EverArc”), SK Invictus Intermediate S.à r.l., EverArc (BVI) Merger Sub Limited and SK Holdings (the “Business Combination”) completed on November 9, 2021, (b) up to 15,036,731 shares of Common Stock (the “Fixed Annual Advisory Shares”) issued or issuable to EverArc Founders, LLC (“Founder”) as payment for all or a portion of the fixed annual advisory fees payable to Founder pursuant to the terms of the Advisory Services Agreement dated December 12, 2019, by and between EverArc and Founder, assumed by us on November 9, 2021 (the “Founder Advisory Agreement”), and (c) up to 34,533,219 shares of Common Stock (“Variable Annual Advisory Shares” and, together with the Fixed Annual Advisory Shares, the “Annual Advisory Shares” ) issued or issuable to Founder as payment for all or a portion of the variable annual advisory fees payable to Founder pursuant to the terms of the Founder Advisory Agreement, as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”). The Company is filing the Amendment to expressly adopt the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended and to reflect the Company’s change in jurisdiction of incorporation to the State of Delaware.
For purposes of this opinion letter, we have examined, considered and relied upon copies of the following documents: (1) the Registration Statement, (2) the Amendment, (3) the Company's Certificate of Incorporation, (3) the Company’s Bylaws, (4) the Founder Advisory Agreement, and (5) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.
As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
Based upon and subject to the foregoing, we are of the opinion (i) that the Private Placement Shares have been duly authorized and validly issued, fully paid and non-assessable, and (ii) that the Annual Advisory Shares have been duly authorized and have been, or will upon issuance in accordance with the Founder Advisory Agreement be, validly issued, fully paid and non-assessable.

Greenberg Traurig, P.A. | Attorneys at Law
www.gtlaw.com

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.
Our opinion expressed herein is specifically limited to the laws of the State of Delaware and the federal securities laws of the United States of America and is as of the date hereof. We assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Amendment. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.
Very truly yours,
/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A. | Attorneys at Law
www.gtlaw.com